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                                                                    EXHIBIT 21.1

                                       STATE OF       NAME UNDER WHICH
NAME OF SUBSIDIARY                  INCORPORATION      DOING BUSINESS
- ------------------                  -------------     ----------------
PedoAlliance, Inc.                    Delaware         PedoAlliance, Inc.
OrthAlliance Finance, Inc.            Delaware         OrthAlliance Finance, Inc.
OrthAlliance Holdings, Inc.           Texas            OrthAlliance Holdings, Inc.
OrthAlliance New Image, Inc.          Delaware         OrthAlliance New Image, Inc.
OrthAlliance Properties, Inc.         California       OrthAlliance Properties, Inc.
OrthAlliance Services, Inc.           California       OrthAlliance Services, Inc.
PedoAlliance Properties, Inc.(1)      California       PedoAlliance Properties, Inc.
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(1) PedoAlliance Properties, Inc. is a wholly-owned subsidiary of PedoAlliance,
    Inc.